Exhibit 10.1

FIRST Amendment to Employment Agreement

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “First Amendment”) is entered into this 31st day of March, 2021 and having a retroactive effective date of March 18, 2021 by and between TEXAS ROADHOUSE MANAGEMENT CORP., a Kentucky corporation (the “Company”), and GERALD L. MORGAN, an individual resident of the State of Texas (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company and Executive are parties to the Employment Agreement dated December 30, 2020 with an effective date of January 8, 2021 (the “Employment Agreement”) relating to Executive’s service as President of Texas Roadhouse, Inc., a Delaware corporation (the “Corporation”);

WHEREAS, on March 18, 2021 and following Kent Taylor’s passing, Executive was named Chief Executive Officer of the Corporation while maintaining his title and position as President of the Corporation;

WHEREAS, the Employment Agreement references Executive’s employment as President of the Corporation; and

WHEREAS, the parties wish to amend the Employment Agreement to include Executive’s employment as Chief Executive Officer of the Corporation while remaining as President of the Corporation.

NOW THEREFORE, in consideration of the mutual covenants made herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.       Recitals; Defined Terms. The recitals set forth above are true and accurate and are hereby incorporated herein by reference. Except as specifically set forth herein, all capitalized terms shall have the same meanings as set forth in the Employment Agreement.

2.       Duties. Notwithstanding anything to the contrary contained in the Employment Agreement, including, without limitation, Section 3 of the Employment Agreement, the Company and Executive acknowledge and agree that effective retroactively as of March 18, 2021 and for the remainder of the Employment Term (as defined in the Employment Agreement), (i) Executive shall be employed as the Chief Executive Officer and President of the Corporation, and such other titles as the Company may designate, and shall perform such duties and responsibilities as the Company shall assign to Executive from time to time, including duties and responsibilities relating to the Company or Affiliates (as defined in the Employment Agreement) and certain officer positions of Affiliates as and if determined by the Company; (ii) Executive shall report to the Board of Directors of the Corporation (as the same may change from time to time); and (iii) any references to Executive being employed as President within the Employment Agreement shall be deemed amended to reference Executive’s employment as Chief Executive Officer and President.

3.       Miscellaneous. Except as expressly amended herein, all of the terms and conditions of the Employment Agreement shall remain in full force and effect. This First Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument. This First Amendment shall be binding on the parties when executed and delivered by the parties to one another by electronic transmission. In the event of a conflict between the terms of this First Amendment and the Employment Agreement, the terms of this First Amendment shall govern.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties have executed and delivered this First Amendment to Employment Agreement as of the date first written above.

THE COMPANY:

TEXAS ROADHOUSE MANAGEMENT CORP.,

a Kentucky corporation

By:	/s/ Christopher C. Colson
Name:	Christopher C. Colson
Title:	Secretary

EXECUTIVE:

By:	/s/ GERALD L. MORGAN
GERALD L. MORGAN, an individual resident
of the State of Texas